AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
LITHIA MOTORS, INC.
ARTICLE I: NAME OF CORPORATION
The name of the corporation is Lithia Motors, Inc.
ARTICLE II: NUMBER OF AUTHORIZED SHARES
The total number of shares of stock of all classes which the corporation shall have the authority to issue is one hundred forty million (140,000,000) shares, consisting of fifteen million (15,000,000) shares of a single class of preferred stock with no par value and one hundred twenty-five million (125,000,000) shares of Common Stock with no par value.
Immediately upon effectiveness of these Amended and Restated Articles of Incorporation at 12:01 a.m. (Pacific Time) on June 7, 2021 (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of Class A Common Stock with no par value issued and outstanding prior to the Effective Time, shall automatically be reclassified as one fully paid and nonassessable share of Common Stock.
ARTICLE III: RIGHTS AND LIMITATIONS OF CAPITAL STOCK
The relative rights and limitations of each class of capital stock shall be as set forth in this Article III.
Section 1. Voting of Common Stock.
In all elections of directors, and in all other matters as to which the vote or consent of shareholders of the corporation shall be required or shall be taken, each holder of one or more shares of Common Stock shall be entitled to one (1) vote for each share of the Common Stock then held.
Section 2. Dividends and Distributions.
The holders of shares of Common Stock shall be entitled to receive whatever dividends, payable in cash or otherwise, are lawfully declared by the Board of Directors from time to time with respect to those shares.
Section 3. Preferred Stock.

The Board of Directors of the corporation shall have the authority at any time, without action of the shareholders, to adopt and file articles of amendment which provide for the issuance of shares of preferred stock in one or more series. The Board of Directors may establish, fix and/or alter the designations, powers, preferences, qualifications, limitations, restrictions and/or relative rights applicable to any series of preferred stock, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights( if any), voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each series of preferred stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof. The Board of Directors also is authorized to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the preceding sentences of this Section 3, the Board of Directors shall have no power to alter the rights of any shares of preferred stock then outstanding without the consent of the holders of a majority of the outstanding shares the rights of which are to be altered. Shares of preferred stock which are redeemed, purchased or otherwise acquired by the corporation may be reissued except as otherwise provided by law.
Section 4. Dissolution, Liquidation or Winding Up.
Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the corporation in accordance with applicable law, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of preferred stock, if any, shall be entitled to receive, out of the net assets of the corporation, an amount for each share of preferred stock which is equal to the required amount which shall have been fixed and determined by the Board of Directors in the resolution or resolutions creating such shares and series, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of such amounts to the holders of preferred stock of all series, the remaining assets and funds of the corporation shall be divided among and paid to the holders of shares of Common Stock. If, upon such dissolution, liquidation or winding up, the assets of the corporation distributable as aforesaid among the holders of preferred stock of all series shall be insufficient to permit full payment of the required preferential amounts to those holders, then the corporation’s assets shall be distributed ratably among the holders of shares of preferred stock in proportion to the respective total amounts which the holders are entitled to receive as provided in this Section 4.

ARTICLE IV: MANAGEMENT OF CORPORATION
The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:
Section 1. Election of Directors.
(a) Except to the extent that these Amended and Restated Articles of Incorporation grant to the holders of any series of preferred stock the right (voting separately by class or series) to elect additional directors under specified circumstances, the number of directors of the corporation shall be as fixed from time to time by or pursuant to the Bylaws of the corporation. The election of directors need not be by written ballot unless required by the Bylaws of the corporation.
(b) At each annual meeting of shareholders the shareholders shall elect the directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, subject to prior death, resignation or removal. If the directors shall not have been elected at any annual meeting of shareholders, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Bylaws of the corporation.
(c) Except as provided in Section 2 of this Article IV and in this subsection 1(c), each director shall be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. The following shall not be votes cast: (1) a share whose ballot is marked as withheld; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting for which a shareholder gives no authority or direction. In a contested election, the directors shall be elected by the vote of a plurality of the votes cast.
A contested election is one in which (1) on the last day for delivery of a notice pursuant to Article 1 of the Bylaws of the corporation for any shareholder nomination of a nominee for the Board of Directors, a shareholder has complied with the applicable nomination requirements regarding one or more nominees; and (2) prior to the date that notice of the meeting is given, the Board has not made a determination that none of the candidacies of such nominees creates a bona fide election contest. For purposes of this Section 1, it is assumed that on the last day for delivery of a notice under Article 1 of the Bylaws of the corporation, there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting. The following procedures apply in a non-contested election. A nominee who does not receive a majority vote shall not be elected. Except as otherwise provided in this paragraph, an incumbent director not elected because he or she does not receive a majority vote shall continue to serve as a holdover director until the earliest of (x) 180 days after the date on which an inspector determines the voting results as to that director pursuant to Section 60.223 of the Oregon Business Corporation Act; (y) the date on which the Board of Directors appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board pursuant to Section 2.2 of the Bylaws of the corporation; or (z) the date of the director’s resignation. Any vacancy resulting from the nonelection of a director under this Section 1 may be filled by the Board as provided in Section 2.2 of the Bylaws. The Nominating and Governance Committee of the Board of Directors, or any successor thereto, will consider promptly whether to fill the office of a nominee failing to receive a majority vote and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the recommendation of the Nominating and Governance Committee, or any successor thereto, and within 180 days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, no director who failed to receive a majority vote for election will participate in the Nominating and Governance Committee (or any successor thereto) recommendation or Board of Directors decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (i) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (ii) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.
Section 2. Removal of Directors.
Except to the extent that these Amended and Restated Articles of Incorporation grant to the holders of any series of preferred stock the right (voting separately by class or series) to elect directors under specified circumstances, any director or directors may be removed from office at any time, with or without cause, by the affirmative vote of not less than a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. Unless previously filled by the vote of at least a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), any vacancy in the Board of Directors resulting from any such removal may be filled by vote of a majority of the directors then in office, even if less than a quorum, and any directors so chosen shall hold office until the next annual shareholders meeting and until their successors shall have been elected and qualified or until their earlier death, resignation or removal.
Section 3. Right of Preferred Stock to Vote for Directors.

Notwithstanding the foregoing paragraphs of this Article IV, if at any time the Board of Directors of the corporation shall have adopted and filed articles of amendment which give to the holders of any series of preferred stock issued by the corporation the right (voting separately by class or series) to elect directors at an annual or special meeting of shareholders, then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of those articles of amendment applicable thereto (as those articles may be amended from time to time).
Section 4. Calling of Meetings.
Special meetings of shareholders of the corporation for any purpose may be called at any time by: (i) a majority of the Board of Directors, or (ii) the President of the corporation, or (iii) one or more shareholders who, in the aggregate, own shares representing ten percent (10%) or more of the total votes of all shares then outstanding. No other person or persons shall have authority to call a special meeting of the shareholders of the corporation.
ARTICLE V: NO PREEMPTIVE RIGHTS
No holder of shares of any class of capital stock of the corporation shall have any preemptive or preferential right to subscribe to or otherwise acquire any shares of stock of the corporation, or any obligations or securities convertible into or carrying options or warrants to purchase shares of stock of the corporation, whether now or hereafter authorized and whether unissued or held by the corporation as treasury stock (whether or not the issuance or sale of any such shares, obligations or securities would adversely affect such shareholder’s proportionate voting power), other than any rights which the Board of Directors in its discretion may from time to time grant.
ARTICLE VI: ELECTIONS OR ACTIONS BY WRITTEN CONSENT
Any election of directors or other action by the shareholders of the corporation may be effected at an annual or special meeting of shareholders or by written consent of the shareholders given in lieu of such a meeting. The record date with respect to the determination of shareholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Oregon, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Any action by written consent shall be deemed effective as of the day on which written consents, signed by all shareholders, are delivered to the corporation by delivery to its registered office in Oregon, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Any delivery which is made to the corporation’s registered office under this Article VI shall be by hand or by certified or registered mail, return receipt requested.
ARTICLE VII: LIMITATION ON LIABILITY OF DIRECTORS
No director of the Corporation is personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for the following:
(a) Any breach of the director’s duty of loyalty to the Corporation or its shareholders;
(b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(c) Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or
(d) Any transaction from which the director derived an improper personal benefit.
This Article VII does not limit or eliminate the liability of a director for any act or omission occurring before the effective date of this Article VII. No amendment to or repeal of this Article VII may make any director of the Corporation personally liable to the Corporation or its shareholders for monetary damages for any act or omission as a director occurring before the effective date of that amendment or repeal. This Article VII is intended to limit the liability of any director of the Corporation to the greatest extent authorized under the Oregon Business Corporation Act. Any further limitation on the liability of directors authorized under any amendment to the Oregon Business Corporation Act is incorporated into this Article VII on the effective date of that amendment.
ARTICLE VIII: INDEMNIFICATION
Section 1. Non-Derivative Actions.
Subject to the provisions of Sections 3, 5 and 6 of this Article VIII, the Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Corporation) by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.
Section 2. Derivative Actions.
Subject to the provisions of Sections 3, 5 and 6 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Corporation to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Corporation, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Corporation, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 3. Determination of Right to Indemnification in Certain Cases.
Subject to the provisions of Sections 5 and 6 of this Article VIII, indemnification under Sections 1 and 2 of this Article VIII shall not be made by the Corporation unless it is expressly determined that indemnification of the person who is or was an officer or director, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII. That determination may be made by any of the following:

(a) By the Board of Directors by majority vote of a quorum consisting of directors who are not or were not parties to the action, suit or proceeding;
(b) If a quorum cannot be obtained under paragraph (a) of this subsection, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time parties to the action, suit or proceeding (directors who are parties to the action, suit or proceeding may participate in designation of the committee);
(c) By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (a) or (b) or, if a quorum of the Board of Directors cannot be obtained under (a) and a committee cannot be designated under (b) the special legal counsel shall be selected by majority vote of the full Board of Directors, including directors who are parties to the action, suit or proceeding;
(d) If referred to them by Board of Directors of the Corporation by majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who are parties to the action, suit or proceeding), by the shareholders; or
(e) By a court of competent jurisdiction.
Section 4. Indemnification of Persons Other than Officers or Directors.
Subject to the provisions of Section 6 of this Article VIII, in the event any person not entitled to indemnification under Sections 1 and 2 of this Article VIII was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of a type referred to in Sections 1 or 2 of this Article VIII by reason of or arising from the fact that such person is or was an employee or agent (including an attorney) of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as an employee or agent (including an attorney) of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) or the stockholders of the Corporation by a majority vote of the outstanding shares upon referral to them by the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) may, but shall not be required to, grant to such person a right of indemnification to the extent described in Sections 1 or 2 of this Article VIII as if the person were acting in a capacity referred to therein, provided that such person meets the applicable standard of conduct set forth in such Sections. Furthermore, the Board of Directors may designate by resolution in advance of any action, suit or proceeding, those employees or agents (including attorneys) who shall have all rights of indemnification granted under Sections 1 and 2 of this Article VIII.
Section 5. Successful Defense.
Notwithstanding any other provision of Sections 1, 2, 3 or 4 of this Article VIII, but subject to the provisions of Section 6 of this Article VIII, to the extent a director, officer, or employee is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1, 2 or 4 of this Article VIII, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.
Section 6. Condition Precedent to Indemnification.
Under Sections 1, 2, 4 or 5. Any person who desires to receive the benefits otherwise conferred by Sections 1, 2, 4 or 5 of this Article VIII shall promptly notify the Corporation that the person has been named a defendant to an action, suit or proceeding of a type referred to in Sections 1, 2, 4, or 5 of this Article VIII and intends to rely upon the right of indemnification described in Sections 1, 2, 4 or 5 of this Article VIII. The notice shall be in writing and mailed, via registered or certified mail, return receipt requested, to the President of the Corporation at the executive offices of the Corporation or, in the event the notice is from the President, to the registered agent of the Corporation. Failure to give the notice required hereby shall entitle the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties) or, if referred to them by the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties), the shareholders of the Corporation by a majority of the votes entitled to be cast by holders of shares of the Corporation’s stock which have unlimited voting rights to make a determination that such a failure was prejudicial to the Corporation in the circumstances and that, therefore, the right to indemnification referred to in Sections 1, 2 or 4 of this Article VIII shall be denied in its entirety or reduced in amount.
Section 7. Advances for Expenses.
Expenses incurred by a person indemnified hereunder in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.
Section 8. Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or one of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by that person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article or under the Oregon Business Corporation Act.
Section 9. Purpose and Exclusivity.
The indemnification referred to in the various Sections of this Article VIII shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the stockholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article VIII is to augment the provisions of the Oregon Business Corporation Act dealing with indemnification.
Section 10. Severability.
If any of the provisions of this Article VIII are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.
ARTICLE IX: ARTICLES AND BYLAWS
Section 1. Amended and Restated Articles of Incorporation.
The corporation reserves the right to alter, amend, repeal or rescind any provision contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and all rights conferred on shareholders herein are granted subject to this reservation. The affirmative vote of the holders of not less than a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal these Amended and Restated Articles of Incorporation, or to adopt any provision inconsistent with the purpose or intent of Articles IV through IX or Section 1 of Article III of these Amended and Restated Articles of Incorporation.
Section 2. Bylaws.
In furtherance and not in limitation of the powers conferred by the Oregon Business Corporation Act, the Board of Directors shall have the power to make, alter, amend, repeal or rescind the Bylaws of the corporation, subject to the power of the shareholders to alter, amend, repeal or rescind any Bylaw made by the Board of Directors.